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                                                                   Exhibit 10.27


                     DEVELOPMENT AND DISTRIBUTION AGREEMENT



                                     BETWEEN



                               GE MEDICAL SYSTEMS

                                       AND

                              HEALTHGATE DATA CORP.



                                  JUNE 11, 1999


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                     DEVELOPMENT AND DISTRIBUTION AGREEMENT

      This Agreement, effective as of June 11, 1999, is between GE Medical Systems, a division of General Electric Company, a corporation organized and existing under the laws of the state of New York ("GEMS"), and HealthGate Data Corp., a corporation organized and existing under the laws of the state of Delaware ("HealthGate").

                                    RECITALS

      A. HealthGate owns or has rights to certain "HealthGate Products" (as defined below) which are used in health, medicine, training and education.

      B. GEMS owns or has rights to certain content, satellite broadcast programming and branding and related goods and services which are used in health, medicine, training and education, and which are used to distribute information about, and to promote, its other goods and services.

      C. The parties intend to develop certain enhanced or supplemented embodiments of HealthGate Products (called "GEMS Products" herein, as defined below) by integrating certain Marks (as defined below), content, programming and e-commerce capabilities of GEMS with the HealthGate Products. GEMS is granted a limited worldwide right hereunder to distribute HealthGate Products, including an exclusive right to distribute HealthGate Products to the Exclusive Customers (as defined below), and an exclusive worldwide right to distribute GEMS Products. The parties are to share Revenue (as defined herein) in connection therewith.

      D. Simultaneous with this Agreement, the parties are entering into a Warrant Purchase Agreement (the "Warrant Agreement") of even date herewith, under which General


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Electric Company or one or more of its affiliates acquires a warrant to purchase certain stock of HealthGate as set forth therein.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

      Capitalized terms herein shall have the following meanings for purposes of this Agreement:

      1.1   "Agreement" has the meaning set forth in the preamble.

      1.2 "HealthGate Products" means all present and all future releases, versions and embodiments of the suite of HealthGate products and services currently known as "CHOICE," that are developed for or marketed or sold to the Healthcare Marketplace, including any future products or services having a different name but substituting for or superseding, or performing the same or equivalent function as, or competing with, CHOICE, but not including those current products or services listed on Exhibit B attached hereto with respect to which HealthGate is prohibited by existing obligations to content providers from allowing distribution by GEMS.

      1.3 "Healthcare Marketplace" means institutions, organizations and corporations in the business of delivering patient care, including but not limited to hospitals, multi-hospital systems, clinics, out-patient centers, healthcare group purchasing organizations and integrated delivery networks.

      1.4   "GEMS Products" means products resulting from HealthGate Products
(i) being enhanced or supplemented with content contributed by GEMS, regardless of format, or (ii) to which Marks of GEMS are applied, or (iii) for which GEMS contributes any development costs.


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      1.5   "Products" means HealthGate Products sold or deemed sold by GEMS and
GEMS Products, singly and jointly.

      1.6 "Exclusive Customers" means the companies and institutions listed in Exhibit A hereto.

      1.7 "Revenue" means all monetary consideration and the fair market value of all non-monetary consideration actually received, not including any sales or value-added taxes, and less any returns or refunds. In the case of Revenue in a currency other than United States dollars, such Revenue shall be converted to United States dollars using the exchange rate in effect on the last day of the calendar quarter during which such Revenue is received.

      1.8 "Qualified Lead" means a lead with an Exclusive Customer for which HealthGate delivers written notice to GEMS (a) identifying such Exclusive Customer, (b) identifying a contact at such Exclusive customer, (c) summarizing the web capabilities of and HealthGate proposals made to such Exclusive Customer as of the date of such notice, and (d) describing any discussions between HealthGate and such Exclusive Customer as of the date of such notice.

      1.9 "Confidential Information" means any information received by a party that is marked "Confidential" or "Proprietary" or, in the case of information that is disclosed orally, is reduced to writing and such writing is delivered to the receiving party confirming the oral disclosure and identifying the oral disclosure as "Confidential" within 30 days after the oral disclosure. Confidential Information shall not include any information that the receiving party can demonstrate, by a preponderance of the evidence, is already known to it at the time of the disclosure, is in the public domain other than as consequence of breach by it of its obligation hereunder not to disclose the information, is received from another without an obligation of


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confidentiality, or is thereafter independently developed by it without the use of any such information.

      1.10  "Marks" has the meaning set forth in Section 6.5 below.

      1.11  "Control" has the meaning set forth in Section 13.3 below.

      1.12  "Integration Support" has the meaning set forth in Article 2 below.

      1.13 "Competitive Activities" means GEMS selling of any enterprise-wide supplemental website healthcare content to the Healthcare Marketplace other than as provided hereunder. As of the signing of this Agreement, "Competitive Activities" shall mean those offered by drkoop.com and AHN. "Competitive Activities" shall not include departmental and educational solutions, shall not include GEMS' existing distribution arrangements with the Health Channel, and shall not include TiP.

      1.14 "List Price" means, with respect to the sale of Products during a calendar quarter, the lesser of (a) the list price for HealthGate Products last published by HealthGate prior to such calendar quarter and (b) any discounted prices at which HealthGate directly or indirectly distributes comparable volumes of HealthGate Products to end users during such calendar quarter. "List Price" does not include any sales or value-added taxes, surcharges, discounts, refunds or credits.


                                   ARTICLE II
                                   DEVELOPMENT

      2.1 DEVELOPMENT OF GEMS PRODUCTS. The parties will collaborate in the development of GEMS Products by integrating into HealthGate Products those portions of GEMS' content, programming and branding and related goods and services as may be designated by GEMS from time to time. The GEMS Products will be directed toward specific areas of expertise of GEMS,


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including, but not limited to, radiology, cardiology and women's health, and related educational materials, and GEMS e-commerce applications. More specifically, the parties anticipate that the GEMS Products will include continuing education and continuing medical education, e-commerce, medical content, health and wellness content and consulting services.

      2.2. INTEGRATION SUPPORT. During the term of this agreement, HealthGate will provide Integration Support (as defined below) to GEMS as follows:

            (a) Upon receipt of a request for Integration Support from GEMS, each of which shall be written with sufficient detail to enable HealthGate's personnel to estimate the programming and other requirements thereof, HealthGate shall promptly deliver to GEMS a written project outline which will outline the scope of work and the number of man hours required to fulfill such request (each, a "Project Outline"). Any modifications to the GEMS request for Integration Support shall require a further request from GEMS and a further Project Outline from HealthGate.

            (b) At its expense, HealthGate will provide up to 300 man-hours of Integration Support to GEMS during each calendar quarter. Subject to
      Section 2.2(c) below, all Integration Support provided to GEMS in excess of 300 man-hours during each calendar quarter shall be provided to GEMS on an as available basis and at the expense of GEMS, based on the actual time and materials costs incurred by HealthGate in providing such additional Integration Support and on terms and conditions no less favorable than those granted to others.

            (c) Any time or material expenses incurred by HealthGate in excess of the time and materials set forth in a Project Outline (as modified in accordance with Section 2.2(a) above) shall be borne by HealthGate, and any such excess man-hours shall


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      not apply for any purpose against the 300 man-hours agreed to be provided under Section 2.2(b) above.

            (d) "Integration Support" includes, but is not limited to, the following services: review of requests submitted by GEMS as contemplated under Section 2.2(a) above; preparation and delivery of Project Outlines; and design, development, testing and implementation of all necessary services and support for the integration of GEMS Marks, links to GEMS Websites and the integration of GEMS' content and look and feel of GEMS into HealthGate Products for the purpose of creating GEMS Products.

      2.3 CREATION OF DERIVATIVE WORKS. HealthGate will provide all necessary technical support to GEMS in the creation and development of derivative works of and new content or features for GEMS Products, subject to the ownership provisions of Article III below and such other terms and conditions as agreed upon by the parties from time to time. Such terms and conditions will be reasonable, and no less favorable to GEMS than those offered by HealthGate to others under similar circumstances. The parties may mutually agree for HealthGate to provide such support at the expense of GEMS, the shared expense of GEMS and HealthGate, or the expense of HealthGate, which agreement shall have the effect described in Article III and Section 7.2(b).


                                   ARTICLE III
                                    OWNERSHIP

      3.1 OWNERSHIP OF GEMS PRODUCTS. GEMS will own, and HealthGate hereby assigns and agrees to assign to GEMS, all elements of GEMS Products that (i) constitute, or are derivative works of, GEMS content, regardless of format (including without limitation works of authorship, source and object code, and databases) or (ii) for which GEMS contributes


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development costs. Such assignment shall include all copyrights, trade secret rights and other intellectual property rights thereto, with the unrestricted right to reproduce, prepare derivative works, use, distribute, perform and display such elements. HealthGate will have no rights to any such elements unless expressly provided otherwise in writing by GEMS.

      3.2 OWNERSHIP OF HEALTHGATE PRODUCTS. HealthGate shall own all HealthGate Products and any elements of GEMS Products that do not constitute, and are not derivative works of, GEMS content and for which GEMS does not contribute development costs, including all copyrights, trade secret rights and other intellectual property rights thereto, subject to the distribution rights of GEMS under Section 4.1 below and other rights of GEMS hereunder.

      3.3 GEMS OWNERSHIP OF WORK FOR WHICH GEMS FUNDS DEVELOPMENT. All work, including associated technology, developed by HealthGate and funded by GEMS shall be owned by GEMS and all rights therein together with all intellectual property rights shall be owned by GEMS, unless HealthGate delivers to GEMS clear and convincing proof including corroborated records showing prior ownership of such rights by HealthGate, and GEMS agrees with such ownership, in advance of such development. HealthGate hereby grants GEMS a royalty-free, irrevocable, non-exclusive license to allow GEMS to copy, modify, distribute, perform publicly such portions of the delivered work, and to use any portions of any associated technology that are not owned by GEMS in connection with GEMS' commercialization of the delivered work.

      3.4 HEALTHGATE'S RIGHTS IN WORK FOR WHICH GEMS FUNDS DEVELOPMENT. GEMS hereby grants to HealthGate a royalty-free, irrevocable, non-exclusive license to allow HealthGate to copy, modify, distribute, perform publicly the technology associated with the work for which GEMS funded development, but only outside the field of medical imaging and patient


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monitoring and only without the involvement of any competitors of GEMS including but not limited to those listed in Exhibit C hereto.

      3.5 ASSIGNMENTS. Except as provided in this Article III and subject to the licenses and other rights under this Agreement, each party retains ownership of its respective underlying intellectual property rights. Each party agrees to take such action as may be reasonably required to effectuate the ownership provisions of this Article III, including without limitation the execution and delivery of instruments of assignment, recordation or registration, and the giving of truthful testimony.

      3.6 ENFORCEMENT. Each party shall promptly notify the other of any infringement or other violation by any third party of any patent, copyright, trade secret, trademark or other intellectual property right related to the Products. The party owning such right may enforce such right against such third party, and the other party shall reasonably cooperate with such enforcement at the enforcing party's expense. Any damages or other monetary recovery in the enforcement action shall be retained by the enforcing party.


                                   ARTICLE IV
                               DISTRIBUTION RIGHTS

      4.1 GRANT OF RIGHTS GOVERNING GEMS PRODUCTS. HealthGate hereby grants to GEMS and its affiliates an exclusive worldwide right and license to distribute, and arrange for subdistribution through GEMS subdistributors that do not engage in any activities that would be deemed Competitive Activities if engaged in by GEMS, GEMS Products on such terms and conditions as GEMS may determine, consistent with the provisions of this Agreement.

      4.2   GRANT OF RIGHTS GOVERNING HEALTHGATE PRODUCTS.


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      (a)   HealthGate hereby grants to GEMS a worldwide right and license, exclusive except as provided in this Section 4.2(a), to distribute, and arrange for subdistribution through GEMS subdistributors that do not engage in any activities that would be deemed Competitive Activities if engaged in by GEMS, HealthGate Products on such terms and conditions as GEMS may determine, consistent with the provisions of this Agreement to the Exclusive Customers. If GEMS engages in any Competitive Activities, then HealthGate may convert such right and license to nonexclusive upon 30 days notice to GEMS. HealthGate may continue to market or sell HealthGate Products to any Exclusive Customer, for a period of 90 days after execution of this Agreement, but any resulting sale of any HealthGate Products shall be deemed a sale by GEMS for purposes of the sharing of Revenues and other provisions of this Agreement. After the first 90 day period of this Agreement, HealthGate may deliver to GEMS written notice of a Qualified Lead with any Exclusive Customer. If within 90 days after receiving such notice from HealthGate, GEMS fails to consummate a sale to, or receive a commitment from, such Exclusive Customer, or achieve other significant demonstrated progress toward a sale to such Exclusive Customer, then HealthGate at its option upon notice to GEMS may thereafter distribute or arrange for the distribution of HealthGate Products to such Exclusive Customer.

      (b) HealthGate hereby grants to GEMS a nonexclusive worldwide right and license to distribute HealthGate Products, other than to the Exclusive Customers, on such terms and conditions as GEMS may determine, consistent with the provisions of this Agreement in those instances in which a customer desires to purchase HealthGate Products and the distribution to such customer does not violate any then-existing exclusive distribution obligation of HealthGate and subject to HealthGate prior consent. In addition, GEMS shall have the non-exclusive right to distribute HealthGate Products to Quorum.

      4.3 REVOCATION OR TRANSFER OF CONFLICTING DISTRIBUTION RIGHTS. If HealthGate has previously granted distribution rights to others for any of the Exclusive Customers, then


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HealthGate shall revoke such rights or cause them to be transferred to GEMS in accordance with all the provisions herein.

      4.4 UNAVAILABLE CONTENT. Promptly after the date of this Agreement, HealthGate shall exert its best efforts with each of its content providers that prohibit the distribution of their content through GEMS Products or otherwise prohibit distribution by GEMS to waive such prohibition and allow such distribution. HealthGate will regularly keep GEMS informed of HealthGate's efforts and progress in obtaining such waivers.

      4.5 PROHIBITED DISTRIBUTORS. HealthGate will not distribute or allow the distribution of any HealthGate Products or any components, portions, modules or other constituents of HealthGate Products, or any product or service competitive to HealthGate Products, by any company listed in Exhibit C hereto; provided, however, the limitation provided under this Section 4.5 shall only apply to the Healthcare Marketplace and shall not limit HealthGate's ability to enter into transactions or arrangements not involving the Healthcare Marketplace; and provided further, HealthGate will be released from the limitation provided under this Section 4.5 at its option upon 30 days prior notice to GEMS if GEMS engages in any Competitive Activities.

      4.6 TERMS OF DISTRIBUTION. The general terms and conditions of the distribution of Products by GEMS will be as set forth in a Standard End User License Agreement substantially in the form agreed upon by the parties from time to time.

      4.7 NO BEST EFFORTS OR RESTRICTIONS. The loss of exclusivity by GEMS with respect to the Exclusive Customers as set forth in Section 4.2 above is HealthGate's sole remedy for any failure by GEMS to make sales of Products. Except as expressly set forth herein, GEMS will not be restricted in its conduct of any activities by this Agreement; the distribution activities of GEMS for the Products shall be as determined by GEMS in its sole discretion subject to the


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terms and conditions of this Agreement; and GEMS shall not be obligated to undertake any "best efforts" or any other particular commitment level.

      4.8 MEETINGS. The parties will meet approximately each calendar quarter to discuss market conditions and strategies for the effective sale and distribution of the Products.


                                    ARTICLE V
                              SERVICES AND SUPPORT

      5.1 WEBSITE DESIGN AND HOSTING. HealthGate, at its expense, shall design, develop, maintain, update, support and host the websites for all Products; provided, however, with respect to products, services and applications that are resident on non-HealthGate servers, HealthGate shall only be responsible for maintaining the links between HealthGate's servers and such other servers. Promptly upon request, HealthGate shall deliver to GEMS and, if required under the applicable end user agreement, to customer's quarterly usage, tracking and similar information related to each such customer's website, such information to include, if applicable, page views, numbers of unique visitors, numbers of visits to sections, advertisers' and sponsors' usage and click throughs.

      5.2 TRAINING. At the request of GEMS, and on a date and at a location chosen by GEMS and provided to HealthGate a reasonable time in advance, HealthGate shall provide one comprehensive training session for the GEMS sales and marketing force to launch the sales and marketing of the Products by GEMS. While this Agreement is in effect, on a quarterly basis, and on a date and at a location chosen by GEMS and provided to HealthGate a reasonable time in advance, HealthGate will conduct a comprehensive training session for individuals selected by GEMS as GEMS internal trainers for the sales and marketing of the Products. In addition, while this Agreement is in effect, HealthGate shall provide such additional training and sales support to


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GEMS as it may reasonably request in the sales and marketing of the Products.
HealthGate and GEMS shall each pay the travel, lodging and other related expenses of their respective personnel in connection with any of the above-referenced training. HealthGate shall also bear the cost of the necessary ancillary print materials related to such training. GEMS and HealthGate shall share equally the cost of any facilities usage expenses of all such training, except for training that takes place at HealthGate's offices, for which HealthGate shall bear such expenses, provided that HealthGate approves such expenses in advance.

      5.3 SURVIVAL OF SERVICES AND SUPPORT. HealthGate's provision of the services described in this Article V shall survive termination or expiration of this Agreement with respect to then active Products customers (i.e. those with which an end user agreement is then in effect) and Products customers for which there are commitments prior to termination or expiration.

      5.4 RIGHT OF GEMS TO SUPPORT. If, during or after the term of this Agreement, HealthGate fails to provide service to one or more Products customer consistent with the level of service mutually deemed satisfactory from time to time by HealthGate and GEMS, with such initial level of satisfactory service to be established by HealthGate and GEMS within 60 days after the date of this Agreement, GEMS and HealthGate will meet and work together in good faith to address and resolve any such service level issue. If any such service level issue is not remedied in a timely manner such that the level of service provided to such Products customers is not at least equal to the then mutually agreed to level of service, HealthGate shall fully cooperate with GEMS, to enable GEMS, at HealthGate's expense, to provide such services; provided, however, HealthGate's liability under this Section 5.4 shall be limited to the amount of actual revenue it shall have received from the sale of Products to the affected customers.


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                                   ARTICLE VI
                                    MARKETING

      6.1 GEMS' MARKETING. GEMS and HealthGate will work collaboratively to develop the overall strategic marketing plan for the Products in accordance with this Article VI.

      6.2 COOPERATION BY HEALTHGATE. HealthGate at its expense (except to the extent provided otherwise in this Article VI) will cooperate as reasonably requested by GEMS in marketing the Products. Without limiting the generality of the foregoing sentence, HealthGate (i) on a timely basis will provide to GEMS all relevant technical, marketing and other information regarding the Products and will provide appropriate artwork for marketing communications; and (ii) in advance of each calendar quarter will review with GEMS the HealthGate budget and detailed plan for the marketing of Products and HealthGate's plans for public relations and enhancing and building company image and branding for such calendar quarter.

      6.3 COOPERATION BY GEMS. GEMS will be responsible for the production and distribution of marketing communications regarding GEMS Products. During the initial one-year term of this Agreement, GEMS will incorporate HealthGate's name into marketing communications for GEMS Products to the extent consistent with General Electric Company corporate guidelines. GEMS will include the GEMS Products (and prices therefor) in its product catalog or equivalent supporting materials. The GEMS Products may be included as a part of industry trade shows and exhibitions in which GEMS participates, at GEMS discretion. The GEMS Products may be included as a part of GEMS public advertising strategy, at GEMS discretion. The expenses attributable to the inclusion of the GEMS Products in such trade shows,


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exhibitions, and advertisements will be split evenly between GEMS and
HealthGate, provided that HealthGate approves such expenses in advance.

      6.4 TIP PROGRAMMING AND OTHER WEBSITES. GEMS may, at its option, promote HealthGate on GEMS TiP TV to the extent TiP content has been posted on HealthGate hosted websites such as HealthGate.com and bewell.com. Such promotion may be in the form of a tag line reading substantially as "To access a web-based copy of this program, please contact HealthGate.com." GEMS, at its discretion, will determine what GEMS content is available for HealthGate sponsored websites and the prices charged to HealthGate for such content. GEMS may also, with the assistance of HealthGate, promote the Products in TiP TV magazine. HealthGate may choose to sponsor TiP programming, subject to program availability. Pricing for such sponsorship will be set at the then current sponsorship market price less a discount to be agreed upon by the parties taking into consideration the development costs expended by GEMS and other market factors, such discount to be no more than 15%. In exchange for the discounted sponsorship fee, HealthGate will be named as such program's sponsor.

      6.5 BRANDING. Each party reserves all rights to any name, marks and logos ("Marks") it may have. GEMS will have the right, but not the obligation, to include its Marks in the Products, and to prohibit the inclusion of the Marks or advertising of any company if such company is in competition with GEMS in any goods or services distributed by GEMS. The Products will also include the name of HealthGate, consistent with applicable General Electric Company corporate guidelines including without limitation guidelines to avoid confusion of customers, sales forces and others and to produce and maintain market identity. Each use by HealthGate of any Marks of GEMS, whether in advertising or marketing materials, company announcements or offering circulars, informational materials, public events, or otherwise, shall


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be subject to the prior written approval of GEMS. Neither party shall by this
Agreement obtain any right, title, or interest in or to any Marks of the other party or its affiliates. Accordingly, neither party shall use any Marks confusingly similar to or likely to cause confusion with the Marks of the other or of any other person or entity. This Section 6.5 shall survive termination of this Agreement. Violation of this Section 6.5 shall entitle the owner of the Mark to seek any legal or equitable remedy it has, whether arising under this Agreement or otherwise.


                                   ARTICLE VII
                                 REVENUE SHARING

      7.1 HEALTHGATE PRODUCTS. Unless otherwise agreed by the parties (as, for example, to address promotional activities or volume accounts), all Revenues collected by either party for subscriptions to HealthGate Products sold by GEMS, or for upgrades, services or enhancements thereto (but not including GEMS Products, which are addressed in Section 7.2 below) sold by either party, shall be divided such that 70% of the List Price is received by HealthGate and the remainder is received by GEMS.

      7.2 GEMS PRODUCTS. Unless otherwise agreed by the parties (as, for example, to address promotional activities or volume accounts), all Revenues collected by either party for subscriptions to GEMS Products sold by GEMS, or upgrades, services or enhancements thereto sold by either party, shall be divided such that:

      (a) 70% of the List Price of any HealthGate Products components in such GEMS Products is received by HealthGate and the remainder is received by GEMS, except as provided in Subsection (b) below.

      (b) If such GEMS Products or upgrades, services or enhancements thereto shall have been created or developed by HealthGate at its own expense or partial expense by agreement of

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the parties under Section 2.3 above, then the division of Revenues shall be modified as the parties agree upon in advance of such creation or development taking into consideration the expense so incurred by HealthGate.

      7.3 ADVERTISING REVENUE. All Revenues collected by either party for advertisements or other promotional material included in the Products during the term of this Agreement shall be divided 90% to HealthGate and 10% to GEMS.

      7.4 E-COMMERCE. All Revenues collected by either party from e-commerce offered on the Products not involving products or services of GEMS or its affiliates, shall be divided 90% to HealthGate and 10% to GEMS. Any Revenues collected by either party from e-commerce offered on the Products involving products or services of GEMS or its affiliates, for the first two and one-half years following the date of this Agreement, shall be retained 100% by GEMS, and any such Revenues collected after such two and one-half year period shall be divided as the parties negotiate in good faith considering (a) the level of effort expended by each party to enable such e-commerce, (b) prevailing market conditions, (c) comparable third party web-based distribution fees, (d) the price points of GEMS Products, (e) the volume of sales and (f) in no event shall be any less favorable to GEMS than the fees charged by HealthGate to others.

      7.5 SURVIVAL OF REVENUE SHARING. The Revenue sharing arrangements set forth in this Article VII shall survive the termination or expiration of this Agreement with respect to then active Products customers (i.e. those with which an end user agreement is then in effect) and Products customers for which GEMS has a signed commitment.


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                                  ARTICLE VIII
                                   ACCOUNTING

      8.1 ACCOUNTING. Reconciliation of accounts in accordance with the Revenue sharing arrangements set forth in Article VII above shall be made within 45 days after each calendar quarter with respect to Revenues received during such calendar quarter, by each party delivering to the other party a check (or by making a wire transfer or in such other reasonable manner as the receiving party may direct) for the amount due without offset for any amount due from the other party together with the report described in Section 8.2 below.

      8.2 RECORDS. Each party shall keep complete and accurate records showing its Revenues hereunder, for the term of this Agreement and a period of one year thereafter. Each party shall deliver to the other party a written report accompanying each of the payments described in Section 8.1 above setting forth the share of Revenues due to the other party and the calculation thereof.

                                   ARTICLE IX
                                 WEBSITE LINKING


      9.1 LINKING. HealthGate will make available the HealthGate Products for linking to GEMS websites, and will provide all necessary formatting services and support for such linking in a manner that is invisible to users. Such services and support will be on such reasonable terms and conditions as the parties may agree upon, and no less favorable to GEMS than those granted to others in similar circumstances.


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                                    ARTICLE X
                           WARRANTIES AND INDEMNITIES


      10.1 REPRESENTATIONS AND WARRANTIES OF HEALTHGATE. HealthGate represents and warrants to GEMS as follows:

            (a) that HealthGate is a validly existing corporation in good standing under the laws of the State of Delaware;

            (b) that HealthGate has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

            (c) that HealthGate has full right, power and authority to enter into and perform its obligations under this Agreement, and that HealthGate has the right to grant to and vest in GEMS all rights and licenses set forth in this Agreement, free and clear of any and all claims, rights and obligations whatsoever;

            (d) that except for any portion of the Products that may be created by GEMS, to the knowledge of HealthGate no part of the Products is or shall be an imitation or copy of, or shall infringe upon, any other materials, or shall violate or infringe upon any common law or statutory rights of any person or entity, including without limitation rights relating to defamation, contract, trademark, patent, copyright, trade secret, privacy or publicity;

            (e) that HealthGate has not sold, assigned, leased, licensed, or in any other way disposed of or encumbered any of the rights or licenses granted to GEMS in this Agreement other than a security interest granted to Petra Capital LLC in connection with a subordinated loan to HealthGate; and

            (f) that all versions of the Products delivered to GEMS under this Agreement shall be free from any specification nonconformities, significant programming errors or defects in workmanship or materials and shall operate and run in a reasonable and efficient business manner (including, with respect to HealthGate's internal systems only, being free of any Year 2000 defects or nonconformities due to the passage of the year
      1999). In the event of any breach of this Section 10.1 (f), other than those based on any Year 2000 defects or nonconformities due to the passage of the year 2000 not related to HealthGate's internal systems, HealthGate shall, at its sole expense, immediately correct the nonconformity or other defect.

      10.2 REPRESENTATIONS AND WARRANTIES OF GEMS. GEMS represents and warrants to HealthGate as follows:

            (a) that GEMS is a validly existing corporation in good standing under the laws of the State of New York;

            (b) that it has full corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereunder; and

            (c) that, with respect to any portion of the Products that may be created by GEMS, to the knowledge of GEMS no such portion of the Products is or shall be an imitation or copy of, or shall infringe upon, any other materials, or shall violate or infringe upon any common law or statutory rights of any person or entity, including without limitation rights relating to defamation, contract, trademark, patent, copyright, trade secret, privacy or publicity.

      10.3 INDEMNITY. Each party will indemnify and hold harmless the other' from and against any liability, costs or expenses (including attorney fees) based upon any action, claim or assertion inconsistent with the warranties and representations of Section 10.1 or 10.2 above. The indemnified party shall promptly notify the indemnifying party of any such action or assertion and shall cooperate in the defense thereof. The indemnifying party shall have the right to direct the defense of any such action, claim or assertion, subject to the indemnified party's approval of any settlement thereof and the indemnified party's right to take such actions as may be reasonably necessary to protect its rights hereunder.

      10.4 INSURANCE. HealthGate will maintain insurance coverage for product liabilities and other claims arising from the Products in the policy amount of $5 million combined single limit per occurrence and $5 million in the aggregate (with a self-insured retention of $10,000 per occurrence and $50,000 aggregate). During the term of the Agreement, HealthGate covenants to maintain such insurance policy and to take such steps, as necessary, to name GEMS as an additional insured under such insurance policy. Evidence of the existence and amount of the insurance policy shall be provided by HealthGate to GEMS upon GEMS written request.

      10.5 NO OTHER WARRANTIES. THE WARRANTIES EXPRESSED IN THIS ARTICLE X ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED OR ARISING BY PERFORMANCE, CUSTOM OR USAGE IN THE TRADE, AND THE PARTIES HEREBY DISCLAIM ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      10.6 NO CONSEQUENTIAL DAMAGES. Except as expressly set forth herein, in no event shall either party be liable under, or in connection with, this Agreement for any indirect, special, incidental, punitive or consequential losses, expenses or damages whatsoever, including, but not limited to, loss of revenue or profits or increased costs as a result of inability to operate, inability to fulfill contracts with third parties, or similar matters or events. The limitations, exclusions and disclaimers in this Agreement shall apply irrespective of the nature of the cause of the action or demand, including but not limited to breach of contract, negligence, tort or any other legal theory and shall survive any breach or breaches and/or failure of the essential purpose of this Agreement, or any remedy contained in this Agreement.


                                   ARTICLE XI
                                 CONFIDENTIALITY


      11.1 OBLIGATION. Each party agrees that any Confidential Information furnished or disclosed to it by the other party shall be treated as confidential by it and used by it only as expressly authorized herein, that it shall not disclose such Confidential Information to others without the prior written consent of the disclosing party, and that it shall take all necessary measures to protect the confidentiality of such Confidential Information that it takes to protect its own similar proprietary or confidential information (and that such measures shall in no event be less than those required by law to protect the confidentiality and proprietary nature of such information), EXCEPT insofar as:

            (a) expressly provided otherwise herein or in any other written agreement with the disclosing party or required by law;

            (b) such Confidential Information is necessarily disclosed by its use in products manufactured and sold or otherwise disposed of by the disclosing party; or

            (c) such Confidential Information is necessarily disclosed to bona fide subcontractors of the receiving party provided that such subcontractors agree to maintain such Confidential Information in confidence and to protect such Confidential Information from disclosure to others to the extent of the foregoing requirements of this Section and to limit their use of such Confidential Information to fulfilling their obligations as a subcontractor or supplier.

      11.2  COOPERATIVE DEVELOPMENT. Without limiting the generality of Section
11.1 above, should any joint development effort be undertaken by the parties involving software owned by GEMS, then GEMS may in its sole discretion make source code for such software available to HealthGate to the extent reasonably necessary for HealthGate to perform the development or maintenance obligations agreed upon by the parties or provided hereunder. HealthGate shall not use such source code or software except in performing such obligations and shall not disclose it to anyone other than its employees who both (a) require access thereto in order to allow HealthGate to perform such obligations and (b) have agreed in writing to refrain from using or disclosing it other than as permitted hereunder.

      11.3 OTHER CONFIDENTIALITY AGREEMENT. Except to the extent modified hereunder, all the obligations of the Confidentiality Agreement made as of March 25, 1999 between General Electric Company and HealthGate remain in full force and effect as provided thereunder.

                                   ARTICLE XII
                              TERM AND TERMINATION


      12.1 TERM. This Agreement shall be for an initial term of one year, automatically renewed for successive one-year periods unless either party delivers to the other party written notice of non-renewal at least 90 days prior to the end of the initial term or any renewal term.

      12.2 EARLY TERMINATION. This Agreement may be terminated by GEMS in its sole discretion and shall have no further force and effect if, as of June 14, 1999, the transactions contemplated by the Warrant Agreement between General Electric Company and HealthGate dated on or about the date hereof have not been closed and the Warrant to be issued to General Electric Company thereunder has not been issued by HealthGate. GEMS shall have no liability for such termination and shall retain any other rights or remedies it may have in regard to such termination. If either party commits a material breach of this Agreement or the Warrant Agreement, then the other party may deliver written notice of such breach to the breaching party. If the breaching party fails to remedy such breach within 30 days after such notice, then the other party may terminate this Agreement by written notice of termination. A material breach shall be deemed to include without limitation any failure to remit in a timely manner amounts due under Article VII above, any violation by HealthGate of the exclusive distribution rights of GEMS under Article IV above, any breach of any of the representations or warranties of Article X, any violation by HealthGate of any of the Confidentiality Obligations of Article XI, and any dissolution, insolvency, bankruptcy, appointment of a receiver or trustee, making of an assignment for the benefit of creditors, the commencement of any proceeding (state or federal) relating to the administration of creditors rights generally, or the failure generally to pay debts as they become due.

      12.3  REMEDIES. Upon any termination of this Agreement pursuant to this
Article XII, each party shall have all rights and remedies available to it hereunder and at law or in equity, it being understood that the exercise of any one remedy is not meant to be exclusive of any other remedy and that all remedies hereunder are intended to be cumulative. Following termination, the terminating party may suspend any and all performance hereunder except as provided under Section 12.4 below.

      12.4 SURVIVAL AND POST-TERMINATION RIGHTS. The provisions of Sections 5.3, 5.4 and Article VIII (to the extent provided in each such Section and Article) and Articles I, X, XI and XIII and Sections 3.1 through 3.4, 4.7 and
6.5 shall survive any termination or expiration of this Agreement. No termination or expiration shall in any way terminate or otherwise affect the right of any user or customer of GEMS with respect to any Products.


                                  ARTICLE XIII
                                  MISCELLANEOUS


      13.1 ENTIRE AGREEMENT. This Agreement together with the Warrant Agreement constitute the entire agreement and understanding of the parties with regard to the subject matter hereof. This Agreement shall not be modified or supplemented except by a written instrument signed by both parties.

      13.2 NOTICES. Any notice required or permitted under this Agreement shall be deposited in First Class Mail addressed as follows:

      If to GEMS:
      GE Medical Systems
      3000 North Grandview Blvd.
      Waukesha, WI  53186
      Attention:  General Manager, E-Commerce
      Mail Code:  440
      Telephone:  (414) 584-4862
      Facsimile:  (414) 544-3470

      With a copy to:

      GE Medical Systems
      3000 North Grandview Blvd.
      Waukesha, WI  53186
      Attention:  General Counsel

      If to HealthGate:

      HealthGate Data Corp., Inc.
      25 Corporate Drive, Suite 310
      Burlington, MA  01803
      Attention:  GEMS Project Manager
      Telephone:  781-685-4000
      Facsimile:  781-685-4040

      With a copy to:

      Stephan M. Kane, Esq.
      Rich, May, Bilodeau & Flaherty, P.C.
      294 Washington Street
      Boston, MA  02108-4675
      Telephone:  617-556-3827
      Facsimile:  617-556-3891

      13.3 NO ASSIGNMENT BY HEALTHGATE. Neither this Agreement nor any rights or obligations may be assigned or transferred by HealthGate except with the written consent of GEMS. GEMS may assign this Agreement freely to any affiliates of GEMS, and may assign to non-affiliates of GEMS to the extent such assignments are not contrary to pre-existing obligations by HealthGate to its content providers (in which case HealthGate will exert its best efforts to obtain waivers of such obligations). GEMS shall notify HealthGate of any assignment that is not to a GEMS affiliate, and the assignee shall agree in writing to assume all obligations of GEMS. Any transaction or series of related transactions pursuant to which any entity or person (including without limitation any of their respective affiliates) first acquires after the effective date of this Agreement, directly or indirectly, an aggregate amount of fifty percent (50%) or more voting control or fifty percent (50%) or more of the equity securities ("Control") of HealthGate (or of any entity directly or indirectly having Control of HealthGate) or by contract or otherwise obtains the right to appoint at least fifty percent (50%) of the Board of Directors of HealthGate (or any entity directly or indirectly having Control of HealthGate), shall be deemed an assignment of rights under this Agreement for purposes of this Section 13.3. Further, any sale, assignment, pledge, hypothecation, or exclusive license of any of the copyrights, patents, trade secret rights or other intellectual property rights in or relating to any of the Products (other than that security interest referenced in Section 10.1(e) above) shall be deemed an assignment of this Agreement for purposes of this Section 13.3. Any purported assignment or other transaction in violation of this Section 13.3 shall be null and void and of no force or effect.

      13.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to any conflict of law principles.

      13.5 ARBITRATION. Any dispute under this Agreement shall be finally resolved by arbitration by a panel of three arbitrators (or such other number as the parties may agree to) in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators may award attorney fees to the prevailing party to the extent they may deem appropriate. The parties hereto waive all rights to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies arising under or in connection with this Agreement, whether grounded in tort, contract or otherwise.

      13.6 CONFIDENTIALITY. No public announcements may be made of the contents of this Agreement except as mutually agreed in writing.

      13.7 RELATIONSHIPS OF THE PARTIES. Each party is an independent contractor under this Agreement. No party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

      13.8 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to a person are also to its successors and assigns, and references to any statute are also to all rules, regulations and orders promulgated thereunder. No rule of construction shall be applied to the disadvantage of a party by reason of that party having been responsible for the preparation of this Agreement or any part hereof.

      Executed on the dates set forth below.

                                    GE Medical Systems, a division of
                                    General Electric Company

                                    By:  /s/ Michael A. Jones
                                         --------------------------------------

                                    Title:  /s/ GM Global Business Development
                                            -----------------------------------

                                    Date:  June 11, 1999
                                           ------------------------------------

                                    HealthGate Data Corp.

                                    By:    /s/ William S. Reece
                                           ------------------------------------

                                    Title:  Chief Executive Officer
                                           ------------------------------------

                                    Date:  June 11, 1999
                                           ------------------------------------

                                    EXHIBIT A

                  List of exclusive Companies and Institutions

1. Harvard Medical Complex (except Spalding Rehabilitation Hospital and Cambridge Health Alliance)

2. Columbia Pres.-New York Hospital and associated Columbia and Cornell teaching hospitals (except New Milford Hospital)

3.    Sloan Kettering Cancer Hospital.

4. University of Massachusetts @ Worcester (except University of Massachusetts Medical Center)

5.    Hospital for Special Surgery, NYC

6.    Hospital of the University of Pennsylvania, Philadelphia

7.    Robert Wood Johnson Medical Center, NJ

8.    Johns Hopkins Medical Center and Associated Hospitals

9.    National Inst. of Health Clinical Center and Suburban Hosp, Bethesda

10.   Duke Medical Complex

11.   Bowman Gray Medical Center and Associated Hospitals

12.   Emory University Complex

13.   University of Alabama

14.   Vanderbilt Complex

15.   University of Pittsburgh complex

16.   Cleveland Clinic

17.   University of Toronto complex (except Toronto Hospital)

18.   McGill University Complex

19.   University of Western Ontario, London, Ont.

20.   University of Chicago complex

21.   University of Illinois complex

22.   Northwestern University complex

23.   Medical College of Wisconsin

24.   University of Wisconsin, Madison

25.   Mayo Clinic

26.   Texas Medical Center/U Texas @, MD Anderson Houston,

27.   University of Texas Dallas (Southwestern Medical Center, Parkland
      Hospital)

28.   University of Iowa

29.   University of Utah

30.   University of Washington complex, Seattle

31. University of British Columbia/Vancouver General Hosp. (except Vancouver General Hospital)

32.   UCSF complex

33.   Stanford

34.   UCLA complex

35.   Cedars Sinai Medical Center

36    Columbia / HCA

37.   HealthSouth

                                    EXHIBIT B
                      LIST OF EXCLUDED PRODUCTS OR SERVICES

      Products/Services

      Versions of CHOICE products for content syndication to other web-sites (e.g., WebMD and AHN).

      Versions of CHOICE products for Corporate-Wellness programs
      (non-Healthcare Marketplace).

      The suite of activePress product and services (terms and conditions to be agreed upon on a case-by-case basis).

      Content

      Blackwell-Synergy
   Provider permission required

Complete Guide to Medical Tests
   Re-negotiating contract.

Complete Guide to Pediatric Symptoms, Illness & Medications
   Re-negotiating contract.

Complete Guide to Prescription and Non-Prescription Drugs
   Re-negotiating contract.

Complete Guide to Sports Injuries
   Re-negotiating contract.

Complete Guide to Symptoms, Illness & Surgery
   Re-negotiating contract.

Doody Book Reviews
   Re-negotiating contract; may not offer to CHOICE

HCIA Cost Report Database
   Re-negotiating contract.

HCIA DRG Summary Database
   Re-negotiating contract.

HCIA Health Care Professionals Database
   Re-negotiating contract.

HCIA Managed Care Database
   Re-negotiating contract.

HCIA Medical Rehabilitation Facilities Database
   Re-negotiating contract.

HCIA National Inpatient Profile Database
   Re-negotiating contract.

HCIA National Link Study
   Re-negotiating contract.

HCIA National Outpatient Profile Database
   Re-negotiating contract.

HCIA Nursing Home Database
   Re-negotiating contract.

HCIA Retirement Facilities Database
   Re-negotiating contract.

Los Angeles Times Syndicate News Services
   Cannot offer to CHOICE except as provided through Healthy Living

Medical Software Reviews
   Re-negotiating contract.

New England Journal of Medicine
   Provider permission required

Physicians World Communications Group Continuing Medical Education programs
   Distribution rights for CHOICE not available

PsycFIRST
   Re-distribution rights not available

PsycINFO
   Distribution limited to block of citations only

Reuters Medical News
   Distribution rights for CHOICE not available

Well-Connected Consumer Health Reports
   Re-negotiating contract; re-distribution to other Web sites not available as part of CHOICE

                                    EXHIBIT C

                             PROHIBITED DISTRIBUTORS

      1.    Siemens

      2.    Toshiba

      3.    Philips

      4.    ATL

      5.    Picker

      6.    Acuson

      7.    ADAC

      8.    Hitachi

      9.    Hewlett Packard

      10.   AGFA

      11.   Spacelabs

                                    EXHIBIT D

                                  LIST PRICING

Patient and Consumer Package                          USD $28,000
-----------------------------------------------------------------

Patient Series Content:
      Adult Health Advisor
      Behavioral Health Advisor
      Pediatric Health Advisor
      Woman's Health Advisor
      Seniors Health Advisor
      Well-Connected Patient Education Reports

The Consumer Series Content:
      Health News
      The Wellness Center
      Complete Guide to Prescription and Non-Prescription Drugs
      Complete Guide to Symptoms, Illness, and Surgery
      Diagnostic Procedures Handbook
      Medical Dictionary
      Healthy Eating
      Healthy Parenting
      Healthy Sexuality
      Healthy Woman
      Healthy Man
      Healthy Mind
      Healthy Athlete

Included Features for Patient and Consumer Package:
o  Customized "Web-zines" for front page of the articles
o  Three articles per web-zine per month
o  Standard "Send to a friend"
o  Quarterly usage reports
o  Authentication for Patients
o 1500 authentication cards with hospital ID number (additional authentication cards can be made available for USD $200.00 per 1,000).
o  Customized "Intelligent promotional" Service
o  Includes hosting of up to 10 banner ads
o  Customized "Commercial advertising and sponsorship" spots

            Professional Package                                  USD $20,000
            -----------------------------------------------------------------

Included Content
      MEDLINE
      AIDSLINE
      AIDSDRUGS
      AIDSTRIAL
      CANCERLIT

      BIOETHICSLINE
      HEALTHSTAR
      Drug Information Handbook
      PsycINFO; 5000 citations
      EMBASE; 2,000 citations
      CME's (Continuing Medical Education) unlimited for [130] physicians

                                     CINAHL
      Medical News
      Detwilers Directory
   Included Features for Professional Package:
o  Standard "Send to a friend"
o  Quarterly reports on the usage
o  Authentication for Professionals
o  750 authentication cards with hospital ID number
o  Customized "Intelligent promotional" Service
o  Includes hosting of up to 10 banner ads
o  Commercial advertising and sponsorship Module

   Required customization and implementation                      USD $ 7,000
   --------------------------------------------------------------------------

Included Features:
o  A Standard design template
o  Customized coloring scheme
o  Customized sizing of the templates
o  Customized logo placement
o  Customized front page for each of the selected series
o  Customized linking to and from the Institution's Web site
o  Limited Customized authentication scheme, including combination of
o  Linked URL
o  Linked Domain address
o  Password and Username
o  Quarterly usage report
o  User support at HealthGate
o  Printing Module for the Patient Series
o  School Nurse Communication module
o  Additional banner ads, package of 5
o  Resource Locator Module with content sensitive links
o  Find a doctor
o  Find a facility
o  Find a service

Itemized Pricing
-------------------------------

Consumer / Patient Series Total                 USD $28,000
Professional Series Total                       USD $20,000
Total License Fee                               USD $48,000
Implementation Fee (one-time)                   USD  $7,000
                                                -----------
Package Total                     USD $55,000